Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995	N E W S

Cimarex Reports Fourth-Quarter 2009 Net Income of $104.6 Million and Updates 2010 Production Guidance

DENVER, February 17, 2010 - Cimarex Energy Co. (NYSE: XEC) today reported fourth-quarter 2009 net income of $104.6 million, or $1.23 per diluted share.  A year ago, Cimarex had a fourth-quarter loss of $1.06 billion, or $13.01 per share.  Fourth-quarter 2008 results included a $1.0 billion after-tax full-cost ceiling test write-down and a $68.3 million after-tax litigation charge.

Revenues from oil and gas sales in the fourth quarter of 2009 were $313.5 million, a 10% increase compared to $285.3 million in the same period of 2008.  Fourth-quarter 2009 cash flow from operations totaled $186.0 million versus $261.8 million in the same period of 2008(1).

The increase in fourth-quarter 2009 revenues is primarily a result of higher oil and gas prices.  Fourth-quarter 2009 gas prices increased 5% to $5.30 per thousand cubic feet (Mcf) and oil improved 29% to $72.27 per barrel from the same period of 2008.

Fourth-quarter 2009 oil and gas production averaged 467.6 million cubic feet equivalent per day (MMcfe/d), comprised of 330.0 million cubic feet of gas and 22,935 barrels of oil.

Fourth-quarter 2009 production grew 6% sequentially from the third-quarter 2009 average of 441.5 MMcfe/d but fell 5% as compared to the fourth-quarter 2008 average of 493.7 MMcfe/d.   Production rate fluctuations reflect the reduction and then increase in operated drilling rigs and successful Gulf Coast exploration.  Cimarex’s fourth-quarter 2008 operated rig count averaged 31, then was reduced to three rigs in the first quarter of 2009 and averaged 12 by the fourth quarter of 2009.

For the year-ended December 31, 2009, Cimarex had a net loss of $311.9 million, or $3.82 per share, as compared to a loss of $915.2 million, or $11.22 per share, for 2008.  The net loss for 2009 and 2008 include full-cost ceiling test write-downs of $502 million (after-tax) and $1.4 billion (after-tax), respectively.

Capital
Fourth-quarter 2009 exploration and development (E&D) capital totaled $157.5 million, down from $352.6 million in the fourth quarter of 2008.  Full-year 2009 E&D capital expenditures were $524.4 million versus $1.4 billion during 2008. Cimarex drilled and completed 110 gross (67 net) wells during 2009 as compared to 450 gross (277 net) wells in 2008.

Proved Reserves
Year-end 2009 proved reserves grew 15% to 1.53 trillion cubic feet equivalent (Tcfe) from 1.34 Tcfe at year-end 2008.  Proved reserves are 77% developed at year-end 2009 as compared to 82% at year-end 2008.  Reserves added from extensions, discoveries & improved recoveries totaled 312 billion cubic feet equivalent (Bcfe), replacing 185% of production.  Proved reserves of 25 Bcfe were sold in 2009.  Revisions to previous estimates added 73.9 Bcfe, comprised of 104.7 Bcfe from positive performance and reductions in operating costs, offset by 30.8 Bcfe from lower prices.

Other
Cimarex’s oil and natural gas hedge contracts for calendar 2010 cover on average 11,000 barrels of oil per day and 160,000 MMBtu of gas per day.  The following tables summarize the current commodity hedge position:

Natural Gas Contracts

				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Swap
Jan 10 - Dec 10	Collar	100,000	PEPL	$5.00	$6.62	$-
Jan 10 - Dec 10	Swap	40,000	PEPL	$-	$-	$5.18
Jan 10 - Dec 10	Collar	20,000	HSC	$5.00	$6.85	$-
		160,000

Oil Contracts

				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Put
Jan 10 – Dec 10	Collar	10,000	WTI	$60.03	$92.07	$-
Jan 10 – Dec 10	Floor/Put	1,000	WTI	$-	$-	$60.00
		11,000

Cimarex accounts for these commodity contracts using the mark-to-market accounting method.

Total long-term debt at December 31, 2009 was $392.8 million.  Bank borrowings decreased $195 million from year-end 2008.  The reduction was funded from non-core property sales, tax refunds, lower capital spending relative to cash flow and a net positive working capital change.  Cimarex’s year-end 2009 debt to total capitalization ratio was 16% (4).

Outlook
Due to acceleration of production in southeast Texas and the Cana-Woodford shale play we are revising upward our February 8, 2010 production guidance.  First-quarter 2010 production is now projected to be in the range of 560-575 MMcfe/d.    Full-year 2010 production is projected to be in the range of 540-570 MMcfe/d, or a 17-23% increase over 2009.

Full-year 2010 exploration and development (E&D) capital investment is targeted to be generally within cash flow.  At the present time, based on current market prices and service costs, we would expect that 2010 capital expenditures may range from $700-$900 million.  We have a large inventory of drilling opportunities and limited lease expirations.

Expenses for 2010 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$0.90 - $1.10
Transportation expense	0.19 - 0.24
DD&A and ARO accretion	1.50 - 1.80
General and administrative expense	0.24 - 0.30
Taxes other than income (% of oil and gas revenue)	7.5% - 8.5%

Investor Presentation
For more details on Cimarex’s full-year 2009 financial and operating results, please refer to the year-end investor presentation available at www.cimarex.com on the Investor Relations-Presentation page.

Conference call and web cast
Cimarex will also host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (800) 921-0061 and reference call ID # 52139473 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 52139473.  The listen-only web cast of the call will be accessible via www.cimarex.com.

__________________________________________________

(1)	Cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.

(2)	Gas volume in MMBtu per day and oil volume in barrels per day.

(3)
PEPL refers to Panhandle Eastern Pipe Line, Tex/Ok Mid-Continent index and HSC stands for Houston Ship Channel Gulf Coast index both as quoted in Platt’s Inside FERC.  WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

(4)
Reconciliation of debt to total capitalization, which is a non-GAAP measure, is:  long-term debt of $392.8 million divided by long-term debt of $392.8 million plus stockholders’ equity of $2,038 million.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)

Net cash provided by operating activities	$209,531	$226,779	$675,177	$1,367,488
Change in operating assets
and liabilities	(23,484)	35,047	(16,696)	75,731

Cash flow from operations	$186,047	$261,826	$658,481	$1,443,219

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Total gas production - Mcf	30,363,066	32,226,065	117,967,685	127,443,682
Gas volume - Mcf per day	330,033	350,283	323,199	348,207
Gas price - per Mcf (before hedge effect)	$5.30	$4.69	$4.12	$8.34
Effect of hedges	$0.00	$0.35	$0.00	$0.09
Gas price - per Mcf	$5.30	$5.04	$4.12	$8.43

Total oil production - barrels	2,110,041	2,199,414	8,498,377	8,394,937
Oil volume - barrels per day	22,935	23,907	23,283	22,937
Oil price - per barrel	$72.27	$55.96	$56.13	$96.03

PROVED RESERVES

	Gas (Bcf)	Oil (MBbls)	Total (Bcfe)
December 31, 2008	1,067.3	45,202	1,338.5
Revisions of previous estimates	6.7	11,201	73.9
Extensions, discoveries, and improved recovery	229.7	13,770	312.3
Purchase of reserves	2.1	300	3.9
Production	(118.0)	(8,498)	(169.0)
Sale of properties	(1.2)	(3,958)	(24.9)
December 31, 2009	1,186.6	58,017	1,534.7
Proved developed - December 31, 2009	865.7	53,889	1,189.0

PROVED RESERVES BY REGION

	Gas (Bcf)	Oil (MBbls)	Total (Bcfe)
Mid-Continent	665.2	10,869	730.4
Permian Basin	235.7	41,938	487.3
Gulf Coast	75.0	5,170	106.0
Wyoming/Other	210.7	40	211.0
	1,186.6	58,017	1,534.7

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Acquisitions:
Proved	$13,056	$5,129	$13,530	$6,618
Unproved*	400	175,777	(9,915)	175,777
	13,456	180,906	3,615	182,395

Exploration and development:
Land and Seismic	14,394	47,792	48,466	157,403
Exploration and development	143,116	304,797	475,960	1,280,980
	157,510	352,589	524,426	1,438,383

Sale proceeds:
Proved	(80,078)	(38,093)	(105,349)	(38,093)
Unproved	(1,025)	—	(4,059)	—
	(81,103)	(38,093)	(109,408)	(38,093)

	$89,863	$495,402	$418,633	$1,582,685

*The negative balance reflects purchase price adjustments related to an acreage acquisition in the fourth quarter of 2008.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008 (1)	2009	2008 (1)
	(In thousands, except per share data)

Revenues:
Gas sales	$161,010	$162,262	$485,448	$1,074,705
Oil sales	152,488	123,077	476,995	806,186
Gas gathering, processing and other	15,598	14,023	46,763	87,757
Gas marketing, net	(300)	(526)	588	1,699
	328,796	298,836	1,009,794	1,970,347
Costs and expenses:
Impairment of oil and gas properties	—	1,585,775	791,137	2,242,921
Depreciation, depletion, amortization and accretion	63,556	144,577	278,012	556,200
Production	39,088	62,230	178,215	218,736
Transportation	8,525	8,556	33,758	38,107
Gas gathering and processing	6,213	8,051	20,560	43,838
Taxes other than income	25,109	21,037	75,634	130,490
General and administrative	11,921	6,663	41,724	44,500
Stock compensation, net	2,423	2,658	9,254	10,090
(Gain) loss on derivative instruments, net	(4,554)	—	13,059	—
Other operating, net	5,169	113,441	24,263	126,433
	157,450	1,952,988	1,465,616	3,411,315

Operating income (loss)	171,346	(1,654,152)	(455,822)	(1,440,968)

Other (income) and expense:
Interest expense	7,874	8,020	34,428	31,963
Amortization of deferred financing costs	1,759	274	5,349	1,116
Capitalized interest	(7,178)	(7,178)	(23,408)	(22,108)
Loss on early extinguishment of debt	—	10,058	—	10,058
Other, net	4,663	6,262	16,290	(10,348)

Income (loss) before income tax	164,228	(1,671,588)	(488,481)	(1,451,649)
Income tax expense (benefit)	59,583	(610,215)	(176,538)	(536,404)

Net income (loss)	$104,645	$(1,061,373)	$(311,943)	$(915,245)

Earnings (loss) per share to common stockholders (2):
Basic	$1.24	$(13.01)	$(3.82)	$(11.22)
Diluted	$1.23	$(13.01)	$(3.82)	$(11.22)

Dividends per share	$0.06	$0.06	$0.24	$0.24

Shares attributable to common stockholders:
Common shares outstanding	81,815	81,587	81,815	81,587
Diluted common shares outstanding	82,562	81,587	81,815	81,587

(1)
Effective January 1, 2009, we adopted a new rule promulgated by the Financial Accounting Standards Board (FASB) pertaining to the accounting treatment for convertible debt instruments that may be settled in cash upon conversion. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.33 million and $1.7 million applied retrospectively to the fourth quarter of 2008 and twelve months of 2008, respectively. In addition, we had previously reported a $9.6 million gain on early extinguishment of debt which was recast as a $10.1 million loss on early extinguishment of debt for the fourth quarter of 2008.  Long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.

(2)
Effective January 1, 2009, we adopted a new rule promulgated by the FASB which defines when certain share based payment awards are to be treated as participating securities in the calculation of earnings per share. The rule requires qualifying awards to be included in computing earnings per share using the two-class earnings allocation method and is to be applied retrospectively to prior periods.  Under the two-class earnings allocation method, earnings available to common stockholders do not include earnings attributable to unvested restricted stock and stock units, which are considered participating securities.  Shares attributed to common stockholders do not include outstanding restricted stock.  Neither potential common shares nor participating securities are included in the diluted computations when a loss from continuing operations exists.  For complete details of the earnings per share calculation, please refer to our annual financial statements, filed with the SEC on Form 10-K and posted on our website.

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2008(1)	2009	2008(1)
Cash flows from operating activities:
Net income (loss)	$104,645	$(1,061,373)	$(311,943)	$(915,245)
Adjustment to reconcile net income (loss) to net cash
provided by operating activities:
Impairments	1,224	1,602,541	806,039	2,259,687
Depreciation, depletion, amortization and accretion	63,556	144,577	278,012	556,200
Deferred income taxes	55,832	(563,753)	(164,760)	(602,593)
Stock compensation, net	2,423	2,658	9,254	10,090
Derivative instruments, net	(6,704)	—	14,453	—
Gain on liquidation of equity investees	—	(39)	—	(39)
Changes in non-current assets and liabilities	(39,725)	122,677	8,948	119,562
Amortization of deferred financing costs
and other, net	4,796	14,538	18,478	15,557
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(54,163)	77,007	29,881	56,245
(Increase) decrease in other current assets	32,490	(95,553)	49,894	(155,222)
Increase (decrease) in accounts payable and
accrued liabilities	45,157	(16,501)	(63,079)	23,246
Net cash provided by operating activities	209,531	226,779	675,177	1,367,488
Cash flows from investing activities:
Oil and gas expenditures	(145,200)	(568,056)	(535,308)	(1,594,775)
Sales of oil and gas and other assets	81,179	38,662	119,735	39,096
Distributions received from equity investees	—	39	—	39
Sales of short-term investments	—	1,391	3,328	10,679
Other expenditures	(10,718)	(8,504)	(31,849)	(51,757)
Net cash used by investing activities	(74,739)	(536,468)	(444,094)	(1,596,718)
Cash flows from financing activities:
Net increase (decrease) in bank debt	(131,000)	220,000	(195,000)	220,000
Decrease in other long-term debt	—	(105,550)	—	(105,550)
Financing costs incurred	(6)	(108)	(18,001)	(158)
Dividends paid	(5,049)	(5,033)	(20,172)	(20,040)
Issuance of common stock and other	845	210	3,421	13,141
Net cash provided by (used in)
financing activities	(135,210)	109,519	(229,752)	107,393
Net change in cash and cash equivalents	(418)	(200,170)	1,331	(121,837)
Cash and cash equivalents at beginning of period	2,962	201,383	1,213	123,050
Cash and cash equivalents at end of period	$2,544	$1,213	$2,544	$1,213

(1)
Effective January 1, 2009, we adopted a new rule promulgated by the Financial Accounting Standards Board (FASB) pertaining to the accounting treatment for convertible debt instruments that may be settled in cash upon conversion. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.33 million and $1.7 million applied retrospectively to the fourth quarter of 2008 and twelve months of 2008, respectively. In addition, we had previously reported a $9.6 million gain on early extinguishment of debt which was recast as a $10.1 million loss on early extinguishment of debt for the fourth quarter of 2008.  Long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.

BALANCE SHEETS (unaudited)

	December 31,	December 31,
Assets	2009	2008 (1)
	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$2,544	$1,213
Restricted cash	593	502
Short-term investments	—	2,502
Receivables, net	227,896	259,082
Oil and gas well equipment and supplies	145,153	186,062
Deferred income taxes	15,837	2,435
Derivative instruments	1,238	—
Other current assets	13,997	63,148
Total current assets	407,258	514,944
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	7,549,861	7,052,464
Unproved properties and properties under development,
not being amortized	399,724	465,638
	7,949,585	7,518,102
Less – accumulated depreciation, depletion and amortization	(5,764,669)	(4,709,597)
Net oil and gas properties	2,184,916	2,808,505
Fixed assets, net	127,237	119,616
Goodwill	691,432	691,432
Other assets, net	33,694	30,436
	$3,444,537	$4,164,933
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,214	$101,157
Accrued liabilities	235,815	263,994
Derivative instruments	13,902	—
Revenue payable	108,832	104,438
Total current liabilities	388,763	469,589
Long-term debt	392,793	587,630
Deferred income taxes	348,897	500,945
Other liabilities	275,978	255,122
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares
authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized,
83,541,995 and 84,144,024 shares issued, respectively	835	841
Treasury stock, at cost, zero and 885,392 shares held, respectively	—	(33,344)
Paid-in capital	1,859,255	1,874,834
Retained earnings	178,035	510,271
Accumulated other comprehensive loss	(19)	(955)
	2,038,106	2,351,647
	$3,444,537	$4,164,933

(1)
Effective January 1, 2009, we adopted a new rule promulgated by the Financial Accounting Standards Board (FASB) pertaining to the accounting treatment for convertible debt instruments that may be settled in cash upon conversion. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.33 million and $1.7 million applied retrospectively to the fourth quarter of 2008 and twelve months of 2008, respectively. In addition, we had previously reported a $9.6 million gain on early extinguishment of debt which was recast as a $10.1 million loss on early extinguishment of debt for the fourth quarter of 2008.  Long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.